UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2018

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

773 San Marin Drive, Suite 2215

Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2018, Willis Engine Structured Trust IV (“WEST IV”), a direct, wholly-owned subsidiary of Willis Lease Finance Corporation (“Willis”), closed its offering of $373.4 million in aggregate principal amount of fixed rate notes (the “Notes”). The Notes were issued in two series, with the Series A Notes issued in an aggregate principal amount of $326.8 million and the Series B Notes in an aggregate principal amount of $46.7 million. The Notes are secured by, among other things, WEST IV’s direct and indirect interests in a portfolio of 55 engines and one airframe.

The Series A Notes have a fixed coupon of 4.750%, an expected maturity of approximately eight years and a final maturity date of September 15, 2043 and Series B Notes will have a fixed coupon of 5.438%, an expected maturity of approximately eight years and a final maturity date of September 15, 2043. The Series A Notes were issued at a price of 99.99504% of par and the Series B Notes were issued at a price of 99.99853% of par. Principal on the Notes is payable monthly to the extent of available cash in accordance with a priority of payments included in the Indenture (as defined below). Proceeds from asset sales by WEST IV will be used, at WEST IV’s election subject to certain conditions, to reduce WEST IV’s debt or to acquire other engines or airframes.

In connection with this transaction, Willis and WEST IV entered into a number of agreements, in addition to the Note Purchase Agreement previously reported on the Willis current report on Form 8-K filed on August 16, 2018, listed below:

1. Asset Purchase Agreement dated as of August 22, 2018 by and between Willis, as seller, and WEST IV, as purchaser, providing for, among other things, the sale by Willis to WEST IV of the portfolio of 55 engines and one airframe during a specified delivery period, by way of the sale of the beneficial ownership interests in trusts that own the assets.

2. Trust Indenture dated as of August 22, 2018 among WEST IV, Deutsche Bank Trust Company Americas (“DBTCA”), as trustee and security trustee, Willis, as administrative agent, and Bank of America, N.A., as initial liquidity facility provider, providing for the issuance by WEST IV of the Notes (the “Indenture”). The Indenture contains customary covenants for offerings of this type that apply to WEST IV and its subsidiaries (but not Willis and its subsidiaries other than WEST IV), including among others, limitations on incurrence of additional debt, limitations on distributions and dividends, limitations on asset dispositions, and a requirement to comply with certain concentration lease limits included in the Indenture. The Indenture also contains customary events of default.

Pursuant to the Indenture, cash earned by WEST IV will be collected in a pledged account, which will be used to service the Notes and any remaining amounts, after debt service and defined expenses, will be distributed to Willis. Additionally, amounts equal to a portion of WEST IV’s maintenance costs (including maintenance reserve reimbursement obligations) and lease security deposit reimbursement obligations will be accumulated in pledged accounts and will be available to fund future maintenance events and to apply as security deposit amounts are permitted or required to be applied under the applicable lease, respectively.

3. Security Trust Agreement dated as of August 22, 2018 among WEST IV and DBTCA, as security trustee (the “Security Trustee”) and operating bank (the “Security Trust Agreement”). Pursuant to the Security Trust Agreement, WEST IV grants, and each of WEST IV’s future subsidiaries will grant, a security interest in substantially all of its assets to the Security Trustee for the benefit of the secured parties in the transaction, including the holders of the Notes. The assets of WEST IV are not available to satisfy Willis’s obligations or those of any of Willis’s affiliates other than the obligations specific to WEST IV.

4. Servicing Agreement dated as of August 22, 2018 among WEST IV and Willis, as servicer and administrative agent, providing for the appointment of Willis as the servicer of the assets of WEST IV and its subsidiaries. WEST IV will pay Willis monthly fees equal to 11.5% as servicer and 2.0% as administrative agent of the aggregate net rents actually received by WEST IV on its engines. WEST IV will also pay Willis a fee of 3.0% of the net proceeds from the sale of any engines.

5. Administrative Agency Agreement dated as of August 22, 2018 among WEST IV, Willis, as administrative agent and DBTCA, as trustee, providing for the appointment of Willis as the administrative agent of WEST and its subsidiaries.

6. Revolving Credit Agreement dated as of August 22, 2018 among WEST IV, Willis, as administrative agent and Bank of America, N.A., as initial liquidity facility provider, providing for a revolving loan that may only be applied to certain of WEST IV’s obligations, including interest on the Notes for a specified period.

Each of these agreements contains customary representations, warranties, covenants and events of default for a transaction of this type.

Item 2.03 Creation of a Direct Financial Obligation.

The information contained under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIS LEASE FINANCE CORPORATION

Date: August 22, 2018	By:	/s/ Dean M. Poulakidas
Dean M. Poulakidas
Senior Vice President and General Counsel